Exhibit 12

[Bingham McCutchen LLP Letterhead]

October 5, 2012

Legg Mason Partners Income Trust

55 Water Street

New York, New York 10041

Western Asset Funds, Inc.

100 International Drive

Baltimore, Maryland 21202

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of October 5, 2012, by and among Legg Mason Partners Income Trust, a Maryland statutory trust (the “Trust”), on behalf of Legg Mason Western Asset Short-Term Bond Fund, a series thereof (the “Acquiring Fund”), and Western Asset Funds, Inc., a Maryland corporation (the “Corporation”), on behalf of Western Asset Limited Duration Bond Fund, a series thereof (the “Target Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the Assets of the Target Fund by the Acquiring Fund in exchange for (a) the assumption by the Trust, on behalf of the Acquiring Fund, of all liabilities of the Target Fund and (b) delivery by the Trust, on behalf of the Acquiring Fund, to the Target Fund, for distribution, in accordance with paragraph 1.5 of the Agreement, pro rata to the Target Fund shareholders in exchange for their Target Fund Shares and in complete liquidation of the Target Fund, of the number of full and fractional Acquiring Fund Shares corresponding to the Target Fund Shares as of the time and date set forth in paragraph 3.1 of the Agreement, determined by dividing the value of the Target Fund’s net assets attributable to each class of Target Fund Shares (computed in the manner and as of the time and date set forth in paragraph 2.1 of the Agreement) by the net asset value of one Acquiring Fund Share of the corresponding class (computed in the manner and as of the time and date set forth in paragraph 2.2 of the Agreement) (the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Proxy Statement for Western Asset Funds, Inc., Western Asset Limited Duration Bond Fund and Prospectus for Legg Mason Partners Income Trust, Legg Mason Western Asset Short-Term Bond Fund, dated July 2, 2012, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and

Legg Mason Partners Income Trust

Western Asset Funds, Inc.

October 5, 2012

Page Two

binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Trust, on behalf of the Acquiring Fund, and the Corporation, on behalf of the Target Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities.

3.	The basis in the hands of the Acquiring Fund of the Assets transferred to the Acquiring Fund in the Transaction will be the same as the basis of such Assets in the hands of the Target Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer.

Legg Mason Partners Income Trust

Western Asset Funds, Inc.

October 5, 2012

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4.	The holding periods in the hands of the Acquiring Fund of the Assets transferred to the Acquiring Fund in the Transaction, other than any Asset with respect to which gain or loss is required to be recognized in the Transaction, will include the periods during which the respective Assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

5.	No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized as a result of the closing of the Target Fund’s taxable year or upon the transfer of an Asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

6.	No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares solely for the Acquiring Fund Shares as part of the Transaction.

7.	The aggregate basis of the Acquiring Fund Shares that each Target Fund Shareholder receives in the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor.

8.	Each Target Fund Shareholder’s holding period for his or her Acquiring Fund Shares received in the Transaction will include the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held the Target Fund Shares as capital assets on the date of the exchange.

Legg Mason Partners Income Trust

Western Asset Funds, Inc.

October 5, 2012

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This opinion is being delivered solely to you for your use in connection with the referenced Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP